Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – March 28, 2018 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended February 24, 2018.

Fiscal 2018 First Quarter Highlights

●	Consolidated sales were $110.3 million for the first quarter of 2018 compared to $105.9 million for the first quarter of 2017, an increase of 4.1%.
●	Operating income for the quarter was $2.1 million or 1.9% of sales as compared to $4.7 million or 4.4% of sales for the prior year quarter.
●

Wholesale sales were $63.1 million for the first quarter of 2018 compared to $62.0 million for the first quarter of 2017, an increase of 1.8%. Wholesale operating income for the quarter was $3.1 million or 4.9% of sales as compared to $5.9 million or 9.5% of sales for the prior year quarter.

●

Company-owned store sales were $64.7 million for the first quarter of 2018 compared to $61.6 million for the first quarter of 2017, an increase of 5.0%. This included a comparable store sales increase of 3.3% compared to the prior year quarter. Comparable store operating income was $0.8 million or 1.3% of sales for the current year quarter as compared to a loss of $0.1 million or -0.2% of sales for the prior year quarter. Total retail operating loss was $1.5 million or -2.3% of sales for the quarter as compared to a loss of $1.3 million or -2.2% of sales for the prior year quarter. Comparable store written sales for the quarter decreased 2.5%.

●

Revenue for Zenith was $25.2 million for the first quarter of 2018 compared to $22.3 million for the first quarter of 2017, a 13% increase. Zenith’s operating income for the quarter was $0.3 million or 1.3% of sales as compared to an operating loss of $0.2 million or -1.0% of sales for the prior year quarter.

●

Net loss for the quarter was $0.9 million or $0.09 per share as compared to net income of $2.9 million or $0.27 per diluted share for the prior year quarter. The current quarter loss included a one-time non-cash tax charge of $2.2 million arising from the re-measurement of the Company’s deferred tax assets due to the reduction in Federal corporate income tax rates enacted during the quarter. Excluding the effects of the deferred tax revaluation, net income would have been $1.3 million or $0.12 per diluted share.

“We began 2018 with a challenging quarter as the startup expenses associated with our growth initiatives and rising material costs in our manufacturing segment converged to negatively affect our consolidated operating margin,” commented Rob Spilman, Chairman and CEO. “Although a large portion of these expenses were considered in our internal plan, the year over year diminution of margin was larger than expected. Consolidated revenue grew 4.1% to $110.3 million, largely driven by our corporate retail division and our Zenith logistics subsidiary. Wholesale revenue increased slightly as well. Initial shipments from our newly acquired Lane Venture division were immaterial as we spent the majority of the period moving inventory from the former owner’s facility and opening a new domestic manufacturing operation and warehouse.”

“Looking ahead, we are focused on the successful implementation of our growth strategies for the remainder of 2018 and into 2019,” continued Spilman. “We opened one new store at the end of fiscal 2017 and three in the quarter just ended. We also opened another location at the beginning of the current quarter – a total of five stores in five months. We are excited about the long term opportunities that these stores present but we are incurring significant pre-opening and startup losses as a result. Our next new location opens in Coral Gables, Florida in July and another twelve are planned over the next five quarters including two relocations, three licensed stores, and our first Generation 3 prototype in Frisco, Texas this fall.”

Wholesale Segment

Net sales for the wholesale segment were $63.1 million for the first quarter of 2018 as compared to $62.0 million for the first quarter of 2017, an increase of $1.1 million or 1.8%. This increase was driven by an 8.2% increase in furniture shipments to the open market (outside the Bassett Home Furnishings network), partially offset by a 2.9% decrease in furniture shipments to the Bassett Home Furnishings network compared to the prior year period. Wholesale shipments of accessories, a much smaller component of the Company’s wholesale revenues, increased 55% over the prior year quarter. Gross margins for the wholesale segment were 32.4% for the first quarter of 2018 as compared to 35.2% for the prior year quarter. This decrease was primarily driven by lower margins in the Bassett Custom Upholstery operations from continued higher materials costs coupled with lower absorption of fixed costs from lower volumes. Also lower margins in the imported Bassett Casegoods were primarily the result of higher sales levels of discontinued and discounted goods and higher container freight costs. Wholesale SG&A for the first quarter of 2018 was $17.4 million as compared to $15.9 million for the prior year period. SG&A as a percentage of sales increased to 27.6% as compared to 25.7% for the first quarter of 2017. This increase in SG&A as a percentage of sales was primarily driven by one time acquisition and startup costs associated with the Lane Venture operation and higher digital marketing and other brand development costs. Operating income was $3.1 million or 4.9% of sales as compared to $5.9 million or 9.5% of sales in the prior year.

“Margin improvement in our wholesale divisions has been the catalyst behind our strong performance over the past five years,” added Spilman. “Our domestically produced Bassett Custom Upholstery operations in particular have led the way with greater manufacturing efficiencies and growing profits. This quarter, a 1.0% decline in Bassett Custom Upholstery products sales coupled with a series of price increases from our raw material providers combined to represent the biggest factor behind the 280 basis point margin decline in our wholesale segment. Although we implemented a modest wholesale price increase on selected items in early January, we have continued to receive price hikes from our suppliers over the past few weeks. We are currently conducting an item-by-item review of our assortment to ascertain the effects of this escalation and will formulate appropriate actions including the consideration of a general across the board price increase. On the other hand, growth in our imported Club Level motion upholstery line partially offset domestic pressures as we continue to place those products with new independent retail dealers. As a result, total upholstery sales grew by 1.7% for the quarter.”

“Combined sales in our wood operations declined by 1.0% for the period,” said Spilman. “Once again, sales of our domestically produced Bassett Custom Wood product lines grew nicely while we experienced revenue declines in our imported Bassett Casegoods division. Bassett Custom Wood benefited from the rollout of our new Bench Made oak product line and continued growth in our custom casual dining line. Despite overall declines in Bassett Casegoods revenue for the quarter, we are encouraged with the initial retail sales of the newly introduced Bassett Modern product range and note that sales trends for the division improved as the quarter progressed. We have plans to address more value oriented price points in Bassett Casegoods in the months ahead that we believe will complement the aspirational collections that we have emphasized over the past few seasons.”

“Additional commentary regarding technology investments for the Bassett brand and the startup of our Lane Venture division are required to fully understand the quarter”, continued Spilman. “We are in implementation mode of the digitization of our product assortment to augment the interactive capabilities of our website as we prepare to launch our sectional upholstery configurator and our 3-D room planner later this year. This will ultimately result in augmented reality capabilities in the months to come. We are also enhancing our social media outreach to engage more consumers and we are investing in staff and technology to successfully execute these efforts. While we are very encouraged by customer reaction to our ownership of Lane Venture, we have borne significant expense both in the acquisition and the operational startup of the division since our purchase on December 22, 2017. We believe that the manufacturing model that we employ at Bassett will translate beautifully at Lane Venture and look forward to its full realization. This has meant moving fabric inventory from Mexico to North Carolina and establishing and staffing a domestic cut and sew platform in our geographical area. We have also added new field sales representatives and are in the process of a major showroom remodel and re-packaging of the brand at the Outdoor and Casual Show in Chicago this summer.”

Retail Segment

Net sales for the 63 Company-owned Bassett Home Furnishings stores were $64.7 million for the first quarter of 2018 as compared to $61.6 million for the first quarter of 2017, an increase of $3.1 million or 5.0%. The increase was due to a 3.3% increase in comparable store sales and a $1.2 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 2.5% for the first quarter of 2018 as compared to the first quarter of 2017.

The consolidated retail operating loss for the first quarter of 2018 was $1.5 million as compared to $1.3 million for the first quarter of 2017, an increase of $0.2 million. The 53 comparable stores generated operating income of $0.8 million for the quarter, or 1.3% of sales, as compared to a loss of $0.1 million, or -0.2% of sales, for the prior year quarter. Gross margins for comparable stores were 50.6% for the first quarter of 2018 as compared to 49.4% for the first quarter of 2017.  This increase was primarily due to improved pricing strategies and product mix. SG&A expenses for comparable stores increased $0.8 million to $29.0 million or 49.3% of sales as compared to 49.6% of sales for the first quarter of 2017.

Non-comparable stores generated sales of $5.8 million with an operating loss of $2.3 million as compared to sales of $4.6 million and an operating loss of $1.3 million in the prior year quarter. As part of the $2.3 million loss for the first quarter of 2018, the Company incurred $0.7 million in new store pre-opening costs, a decrease of $0.1 million from the prior year. In addition, the Company incurred $0.7 million of post opening startup losses compared to no post opening startup losses in the first quarter of 2017. As previously stated, the Company’s retail expansion is initially costly. However, the Company believes that site selection and new store presentation will generally result in locations that operate at or above a retail break-even level within a reasonable period of time following store opening.

“The big news around our Corporate Retail segment is the expansion of our store count after several years of operating approximately 60 stores in the fleet,” said Spilman. “As mentioned, this effort comes with substantial upfront effects on earnings. For the quarter, the combined pre-opening and startup losses for 2018 were $600,000 greater than last year. On a parallel track with the expansion of our network is the ongoing refinement of the store itself. The new Generation 3 prototype will be the fusion of the technological gateways to Bassett and a highly interactive in store design experience. The tactile elements of the furniture purchase will be on full display with an array of fabric and wood, metal, stone, and accessory samples housed in a new fixturing template that will bring the products that consumers first encounter on the web or their phone to life in the store. Like many retailers, we have confronted declining physical store traffic over the past year. A higher rate of conversion and an increase in the value of the average sale has enabled us to keep our comparable store sales on a positive trajectory. This quarter, our delivered retail comps increased by 3.3% although our written sales did decline by 2.5% compared to last year’s 3.7% written increase. Our mission is to provide the consumer with a uniquely Bassett journey that features seamless access to our customizable products and capabilities that are showcased in a beautiful destination that offers a personalized level of service second to none.”

Logistical Services Segment

Revenue for Zenith was $25.2 million for the first quarter of 2018 as compared to $22.3 million for 2017, an increase of $2.9 million or 13.1%. Revenues to both Bassett and non-Bassett customers were higher quarter over quarter. Zenith’s operating expenses for the first quarter of 2018 were $24.9 million or 98.7% of revenue as compared to $22.7 million or 101% for the first quarter of 2017. This resulted in operating profit of $0.3 million or 1.3% of sales for the current quarter as compared to a loss of $0.2 million or -1.0% of sales for the prior year quarter. This operating profit increase was primarily due to improved load efficiency in the middle mile operation resulting in higher revenue per mile partially offset by increased fuel costs.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 94 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2018, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended
	February 24, 2018		February 25, 2017
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$96,123		$93,698
Logistics	14,149		12,194
Total sales revenue	110,272	100.0%	105,892	100.0%

Cost of furniture and accessories sold	43,269	39.2%	41,898	39.6%

Selling, general and administrative expenses excluding new store pre-opening costs	64,251	58.3%	58,524	55.3%
New store pre-opening costs	702	0.6%	806	0.8%
Income from operations	2,050	1.9%	4,664	4.4%

Other loss, net	(627)	-0.6%	(733)	-0.7%
Income before income taxes	1,423	1.3%	3,931	3.7%

Income tax provision	2,336	2.1%	1,070	1.0%
Net income (loss)	$(913)	-0.8%	$2,861	2.7%

Basic earnings (loss) per share	$(0.09)		$0.27

Diluted earnings (loss) per share	$(0.09)		$0.27

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
Assets	February 24, 2018	November 25, 2017
Current assets
Cash and cash equivalents	$24,310	$53,949
Short-term investments	23,125	23,125
Accounts receivable, net	21,543	19,640
Inventories, net	63,669	54,476
Other current assets	9,610	8,192
Total current assets	142,257	159,382

Property and equipment, net	103,766	103,244

Other long-term assets
Deferred income taxes, net	6,183	8,393
Goodwill and other intangible assets	28,840	17,351
Other	5,619	5,378
Total long-term assets	40,642	31,122
Total assets	$286,665	$293,748

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,551	$21,760
Accrued compensation and benefits	12,553	14,670
Customer deposits	26,943	27,107
Dividends payable	-	3,759
Current portion of long-term debt	425	3,405
Other accrued liabilities	12,773	12,655
Total current liabilities	78,245	83,356

Long-term liabilities
Post employment benefit obligations	13,600	13,326
Long-term debt	220	329
Other long-term liabilities	5,534	5,277
Total long-term liabilities	19,354	18,932

Stockholders’ equity
Common stock	53,776	53,690
Retained earnings	137,827	139,378
Additional paid-in-capital	499	962
Accumulated other comprehensive loss	(3,036)	(2,570)
Total stockholders' equity	189,066	191,460
Total liabilities and stockholders’ equity	$286,665	$293,748

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Year Ended
	February 24, 2018	February 25, 2017
Operating activities:
Net income (loss)	$(913)	$2,861
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,304	3,351
Loss on sale of property and equipment	36	-
Tenant improvement allowances received from lessors	500	-
Deferred income taxes	2,210	103
Other, net	488	413
Changes in operating assets and liabilities
Accounts receivable	(626)	110
Inventories	(5,440)	(1,915)
Other current and long-term assets	(1,382)	1,155
Customer deposits	(164)	977
Accounts payable and accrued liabilities	588	(4,978)
Net cash provided by (used in) operating activities	(1,399)	2,077

Investing activities:
Purchases of property and equipment	(3,958)	(5,610)
Proceeds from sale of retail real estate and property and equipment	-	3
Cash paid for business acquisition	(15,556)	-
Acquisition of retail licensee store	-	(655)
Other	-	223
Net cash used in investing activities	(19,514)	(6,039)

Financing activities:
Cash dividends	(4,942)	(4,290)
Proceeds from the exercise of stock options	-	221
Other issuance of common stock	84	-
Repurchases of common stock	(244)	(26)
Taxes paid related to net share settlement of equity awards	(522)	(474)
Repayments of notes payable	(3,102)	(3,095)
Net cash used in financing activities	(8,726)	(7,664)
Change in cash and cash equivalents	(29,639)	(11,626)
Cash and cash equivalents - beginning of period	53,949	35,144
Cash and cash equivalents - end of period	$24,310	$23,518

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	February 24, 2018	February 25, 2017
Net Sales
Wholesale	$63,100	$61,975
Retail - Company-owned stores	64,661	61,593
Logistical services	25,249	22,334
Inter-company eliminations:
Furniture and accessories	(31,638)	(29,870)
Logistical services	(11,100)	(10,140)
Consolidated	$110,272	$105,892

Operating Income (Loss)
Wholesale	$3,064	$5,893
Retail	(1,513)	(1,343)
Logistical services	330	(226)
Inter-company elimination	169	340
Consolidated	$2,050	$4,664

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 25,				February 24,
	2017	Opened*	Closed*	Transfers	2018

Company-owned stores	60	3	-	-	63
Licensee-owned stores	30	-	-	-	30

Total	90	3	-	-	93

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	53 Comparable Stores
	Quarter Ended		Quarter Ended
	February 24, 2018		February 25, 2017
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$58,852	100.0%	$56,974	100.0%

Cost of sales	29,050	49.4%	28,805	50.6%

Gross profit	29,802	50.6%	28,169	49.4%

Selling, general and administrative expense*	29,027	49.3%	28,255	49.6%

Income (loss) from operations	$775	1.3%	$(86)	-0.2%

	All Other Stores
	Quarter Ended		Quarter Ended
	February 24, 2018		February 25, 2017
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$5,809	100.0%	$4,619	100.0%

Cost of sales	2,944	50.7%	2,654	57.5%

Gross profit	2,865	49.3%	1,965	42.5%

Selling, general and administrative expense	4,451	76.6%	2,416	52.3%
Pre-opening store costs**	702	12.1%	806	17.4%

Loss from operations	$(2,288)	-39.4%	$(1,257)	-27.3%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.